Exhibit 99.1

Acura Pharmaceuticals Raises $4.0 Million in a Private Placement

*** Provides Funding to Advance Development of Products Utilizing LIMITx™ Technology ***

PALATINE, Ill, July 24, 2017: Acura Pharmaceuticals, Inc. (OTCQB: ACUR), a specialty pharmaceutical company innovating abuse deterrent drugs, today announced that it has completed a $4.0 million private placement of its equity securities. Mr. John Schutte, the investor in the private offering, purchased 8,912,655 Units of the Company, at a price of $0.4488 per Unit. Each Unit consists of one share of our Common Stock and a Warrant to purchase one fifth (0.2) of a share of Common Stock. The issue price of the Units is equal to 85% of the average last sale price of the Company’s Common Stock for the five trading days prior to the closing of the private offering. The Warrants are immediately exercisable at a price of $0.528 per share (which equals the average last sale price of the Company’s Common Stock for the five trading days prior to the closing of the private offering) and expire five years after issuance.

After giving effect to our issuance of the Units described above, we will have 20,745,994 shares of Common Stock outstanding and Mr. John Schutte will beneficially own approximately 47.5% of the Company’s Common Stock (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934).

The net cash proceeds to the Company after expenses of the transaction, are approximately $3.9 million and are expected to fund operations and development activities into the second quarter of 2018. We intend to use the net proceeds of the transaction for working capital purposes, including the funding of Phase I clinical trials for one or more products utilizing our LIMITx™ technology.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITx™, AVERSION® and IMPEDE® Technologies. LIMITx contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

OXAYDO® (oxycodone HCl immediate-release tablets) which incorporates the AVERSION Technology, is FDA approved and marketed in the U.S. by our partner Egalet Corporation.

NEXAFED® and NEXAFED® Sinus, which are pseudoephedrine containing products that utilize the IMPEDE Technology, are marketed in the U.S. by our partner MainPointe Pharmaceuticals.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to:

•	our ability to fund or obtain funding for our continuing operations, including the development of our products utilizing our LIMITx and Impede® technologies;

•	the projected period over which funding will be provided from our private placement transaction;
•	the expected results of clinical studies relating to LTX-04 or any successor product candidate, the date by which such study will complete and the results will be available and whether LTX-04 or any successor product candidate will ultimately receive FDA approval;
•	whether LIMITx will retard the release of opioid active ingredients as dose levels increase;
•	whether we will be able to reformulate LTX-04 or any successor product candidate to provide an efficacious level of drug when one or two tablets are taken;
•	whether a reformulated LIMITx formulation that achieves an efficacious level of drug will continue to demonstrate acceptable abuse deterrent performance;
•	whether we will be able to reformulate LTX-04 or any successor product candidate to improve its abuse deterrent performance;
•	whether the extent to which products formulated with the LIMITx technology deter abuse will be determined sufficient by the FDA to support approval or labelling describing abuse deterrent features;
•	our and our licensee’s ability to successfully launch and commercialize our products and technologies, including Oxaydo® Tablets and our Nexafed® products;
•	our and our licensee’s ability to obtain necessary regulatory approvals and commercialize products utilizing our technologies;
•	the market acceptance of, timing of commercial launch and competitive environment for any of our products;
•	our ability to develop and enter into additional license agreements for our product candidates using our technologies;
•	the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties;
•	the ability of our patents to protect our products from generic competition and our ability to protect and enforce our patent rights in any paragraph IV patent infringement litigation;
•	the adequacy of the development program for our product candidates, including whether additional clinical studies will be required to support FDA approval of our product candidates;
•	changes in regulatory requirements;
•	adverse safety findings relating to our commercialized products or product candidates in development;
•	whether the FDA will agree with our analysis of our clinical and laboratory studies;
•	whether further studies of our product candidates will be required to support FDA approval;
•	whether or when we are able to obtain FDA approval of labeling for our product candidates for the proposed indications and whether we will be able to promote the features of our abuse discouraging technologies; and
•	whether Oxaydo or our Aversion and LIMITx product candidates will ultimately deter abuse in commercial settings and whether our Nexafed products and Impede technology product candidates will disrupt the processing of pseudoephedrine into methamphetamine.

In some cases, you can identify forward- looking statements by terms such as "may," “will”, "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," “indicates”, "projects," predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our filings with the Securities and Exchange Commission.

Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

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